Exhibit 99.1

Quicksilver Elects Michael McGovern to Board Of Directors

FORT WORTH, TEXAS (March 28, 2013) - Quicksilver Resources Inc. (NYSE: KWK) announced that Michael McGovern has been elected to its board of directors effective March 27, 2013. McGovern, 61, serves as Executive Advisor to Cadent Energy Partners, LLC, a private equity firm investing in the energy industry. He will serve in the class of directors whose terms will expire in 2013, at which time he will stand for re-election at the May 2013 Annual Meeting of Stockholders.

“We welcome Mike to the Board of Directors of Quicksilver Resources,” said Toby Darden, chairman of the board. “His experience across multiple disciplines in the energy sector will add depth to our team.”

McGovern also serves on the boards of directors of GeoMet, Inc., Long Run Exploration, Ltd., Array Holdings, Inc., Sonneborn, Inc. and Cactus Wellhead, LLC. He served as a director of Tronox, Inc., a publicly traded producer of titanium dioxide, from April 2008 to January 2011. He also served as the Chief Executive Officer of Pioneer Companies, Inc. from 2002 to 2007, two years of which he also served as the Chairman. He has been involved in the energy industry since 1975, primarily as the Chief Executive Officer of the following public companies: Pioneer Companies, Inc., Coho Energy, Inc., Edisto Resources Corporation, Convest Energy, Ironstone Group, Inc. (formerly OXOCO, Inc.) and American National Petroleum Company.

McGovern received a Bachelor of Science degree in Business from Centenary College in Shreveport, Louisiana.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales and coal beds in North America. The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas; Craig, Colorado; Steamboat Springs, Colorado and Cut Bank, Montana. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

Investor & Media Contact:
David Erdman
(817) 665-4023

KWK 13-05